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                            CERTIFICATE OF CORRECTION

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                QUOIN CORPORATION

         Quoin Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

         1.   The name of the Corporation is Quoin Corporation.

         2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 23, 1996, and said Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

         3. The inaccuracy or defect of said Certificate of Incorporation to be corrected is that the address of the registered office in Section 2 inadvertently omits the county in which the registered office is located.

         4. Section 2 of the Certificate of Incorporation is corrected to read in its entirety as follows:

         "The registered office and registered agent of the Corporation is Corporation Trust Company, 1209 Orange Street, Wilmington, DE, County of New Castle, 19801."

         IN WITNESS WHEREOF, Ian G.H. Ashken, the Treasurer of the Corporation has caused this Certificate of Correction to be executed as of the 22nd day of April, 2002.

                                          QUOIN CORPORATION


                                          By: /s/ Ian G.H. Ashken
                                              -------------------
                                          Title:  Treasurer